UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 7, 2013

VERA BRADLEY, INC.

(Exact name of registrant as specified in its charter)

Indiana	001-34918	27-2935063
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2208 Production Road, Fort Wayne, Indiana		46808
(Address of Principal Executive Offices)		(Zip Code)

(877) 708-8372

(Registrant’s telephone number, including area code)

None

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 7, 2013, Jeffery A. Blade, Chief Financial and Administrative Officer of Vera Bradley, Inc. (the “Company”), informed the Company that he intended to resign from his position with the Company. The resignation was effective on January 11, 2013. In connection with his resignation, and by mutual agreement, Mr. Blade will receive the severance benefits set forth in his offer letter with the Company in exchange for a release of any and all claims he may have against the Company. In addition, Mr. Blade has agreed not to compete with the Company and not to solicit the Company’s customers or employees for a period of 12 months following the date of his resignation and to maintain the confidentiality of certain of the Company’s information in exchange for a payment of $62,200. A copy of the settlement and release agreement with Mr. Blade is filed herewith as Exhibit 10.1

Kevin J. Sierks has been appointed interim Chief Financial Officer until a new Chief Financial Officer is appointed. Mr. Sierks has served as the Vice President – Controller, Chief Accounting Officer since joining the Company in December 2011. Mr. Sierks has extensive experience in accounting and finance roles with various public companies. Before joining the Company, Mr. Sierks served as the Vice President and Corporate Controller for Biomet, Inc. from October 2007 to December 2011. Prior to that, he served in various financial and accounting positions with Boston Scientific Corporation from 2002 to 2007 and at Deloitte from 1995 to 2002.

A copy of a press release announcing Mr. Blade’s resignation and Mr. Sierks’ appointment is furnished as Exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

10.1	Waiver and Release Agreement dated January 11, 2013 between Vera Bradley, Inc. and Jeffrey A. Blade

99.1	Press Release dated January 11, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vera Bradley, Inc.

Date: January 11, 2013	By:	/s/ Anastacia S. Knapper
Anastacia S. Knapper
Vice President—General Counsel